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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A (File No. 333-42943) of our reports dated December 17, 1999, relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to Shareholders of Schroder All-Asia Fund (the "Fund"), a series of Schroder Series Trust II, including those of the Fund and of Schroder Asian Growth Fund Portfolio and Schroder Japan Portfolio, all of which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
February 29, 2000